                                                                               .
                                                                               .
                                                                               .
                         CALCULATION OF REGISTRATION FEE

                                                                 Maximum Aggregate          Amount of
Title of Each Class of Securities Offered                          Offering Price    Registration Fee (1)(2)
-----------------------------------------------------------      -----------------   -----------------------

Autocallable Return Optimization Securities with Contingent          $2,215,500               $68.02
Protection

(1)   Calculated in accordance with Rule 457(r) of the Securities Act of 1933.
(2) Applied against the remaining $20,789.40 of the registration fee paid on November 2, 2006 by UBS AG, and $20,721.38 remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

[UBS LOGO]

                                                FILED PURSUANT TO RULE 424(B)(2)
                                                     REGISTRATION NO. 333-132747
             PROSPECTUS SUPPLEMENT
             (TO PROSPECTUS DATED MARCH 27, 2006)

AUTOCALLABLE RETURN OPTIMIZATION SECURITIES WITH CONTINGENT
PROTECTION LINKED TO THE EUR/USD EXCHANGE RATE

UBS AG $2,215,500 NOTES DUE MAY 2, 2008

Issuer (Booking Branch):   UBS AG, Jersey Branch
Maturity Date:             The Notes will mature on May 2, 2008 (investment term of one year and two days)
Coupon:                    We will not pay you interest during the term of the Notes
Reference Spot Rate:       The Notes are linked to the EUR/USD exchange rate, which
                           expresses the amount in U.S. dollars that can be exchanged for one euro.
Multiplier:                2
Maximum Gain:              10% total return, or $100 for each $1,000 principal amount.
Trigger Spot Rate          1.4490, which is equal to the Initial Spot Rate multiplied by 106.25%
Autocall Spot Rate:        1.2956, which is equal to 95% of the Initial Spot Rate
Call Feature:              The Notes will be called if the EUR/USD exchange rate on any
                           Observation Date is at or below the Autocall Spot Rate
                           (i.e., the U.S. dollar strengthens against the euro by 5% or more).
Observation Dates:         Any time on any trading day from and excluding the trade
                           date to and including the final valuation date.
Call Settlement Dates:     Two business days after the first Observation Date, if any, on which the Reference Spot Rate is at or below the Autocall
                           Spot Rate.
Payment on Call Date:      If we call the Notes, you will receive a cash payment per
                           $10.00 principal amount of the Notes equal to the Call
                           Price, which will be determined according to the following formula:
                           $10.00 + ($10.00 X Maximum Gain)
Payment at Maturity        If your Notes are not called, you will receive a cash
(per $10.00):              payment at maturity per $10.00 principal amount of the Notes based on the Currency Return.
                           + If the Currency Return is positive (i.e., the U.S. dollar strengthens against the euro), you will receive: $10.00 +
                           the lesser of ($10.00 X Multiplier X Currency Return) and
                             ($10.00 X Maximum Gain).
                           + If the Currency Return is zero or negative (i.e., the U.S.
                           dollar weakens against the euro) but the Final Spot Rate is not greater than the Trigger Spot Rate, you will receive
                             $10.00.
                           + If the Currency Return is negative (i.e., the U.S. dollar weakens against the euro) and the Final Spot Rate is greater than the Trigger Spot Rate, you will receive: $10.00 +
                             ($10.00 X Currency Return), which will be negative.
                           IF THE NOTES ARE NOT CALLED, YOU MAY LOSE SOME OR ALL OF
                           YOUR INVESTMENT. SPECIFICALLY, IF THE CURRENCY RETURN IS
                           NEGATIVE (I.E. THE EUR/USD EXCHANGE RATE INCREASES) AND THE
                           FINAL SPOT RATE IS GREATER THAN THE TRIGGER SPOT RATE, YOU
                           WILL LOSE 1% OF YOUR PRINCIPAL FOR EACH 1% DECLINE IN THE
                           CURRENCY RETURN.
                           For a description of how your payment at maturity will be
                           calculated, see "How to determine the return on the Notes"
                           on page S-6 and "Specific Terms of the Notes--Payment Upon a
                           Call or at Maturity" on page S-21.
Currency Return:           Initial Spot Rate - Final Spot Rate
                           -------------------------------
                                   Initial Spot Rate
Initial Spot Rate:         EUR/USD exchange rate as determined by the calculation agent at approximately 4:00 p.m. on April 24, 2007 (the "trade
                           date") was 1.3638.
Final Spot Rate:           EUR/USD exchange rate at approximately 10:00 a.m., New York
                           City time, on the final valuation date, as described in this prospectus supplement.
Calculation Agent:         UBS Securities LLC
No Listing:                The Notes will not be listed or displayed on any securities exchange, the Nasdaq Global Market System or any electronic communications network.
CUSIP Number:              90261KNQ9
ISIN Number:               US90261KNQ93
To help investors identify appropriate structured investment products ("Structured
Products"), UBS organizes its Structured Products into four categories: Protection
Solutions, Optimization Solutions, Performances Solutions and Leverage Solutions. The
Notes are classified by UBS as a Optimization Solution for this purpose. For a more detailed description of each of the four categories, please see "Structured Product
Categorization" on page S-5.

SEE "RISK FACTORS" BEGINNING ON PAGE S-12 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.
This offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                               Price to     Underwriting     Proceeds to
                                Public        Discount         UBS AG
Per Note                            100%          1.25%            98.75%
Total                         $2,215,500     $27,693.75     $2,187,806.25

UBS FINANCIAL SERVICES INC.                                  UBS INVESTMENT BANK

Prospectus Supplement dated April 24, 2007

PROSPECTUS SUPPLEMENT SUMMARY

The following is a summary of terms of the Notes, as well as a discussion of factors you should consider before purchasing the Notes. The information in this section is qualified in its entirety by the more detailed explanations set forth elsewhere in this prospectus supplement and in the accompanying prospectus. Please note that references to "UBS," "we," "our" and "us" refer only to UBS AG and not to its consolidated subsidiaries.

WHAT ARE THE AUTOCALLABLE RETURN OPTIMIZATION SECURITIES WITH CONTINGENT PROTECTION?

The Autocallable Return Optimization Securities with Contingent Protection (the "Notes") are medium-term notes issued by UBS whose return is linked to the EUR/USD exchange rate, a rate that expresses the number of U.S. dollars that can be exchanged for one euro (the "EUR/USD exchange rate"). Investors must be willing to risk losing up to 100% of their principal amount invested if the Notes are not called, the Currency Return is negative and the Final Spot Rate is greater than the Trigger Spot Rate. Investors must also be willing to receive no interest payments on the Notes.

The Notes will be called on the relevant Call Settlement Date if the EUR/USD exchange rate on any Observation Date is at or below the Autocall Spot Rate (i.e. the U.S. dollar strengthens against the euro by a percentage amount equal to or greater than 5%). If we call the Notes, you will receive a cash payment per $10.00 principal amount of the Notes equal to $10.0 + ($10.00 X Maximum
Gain). The Maximum Gain is 10%.

If the Notes are not called, at maturity you will receive a cash payment per $10.00 principal amount of the Notes based on the Currency Return.

+ If the Currency Return is positive (i.e., the U.S. dollar strengthens against the euro), you will receive: $10.00 + the lesser of ($10.00 X Multiplier X Currency Return) and ($10.00 X Maximum Gain).

+ If the Currency Return is zero or negative (i.e., the U.S. dollar weakens against the euro) but the Final Spot Rate is not greater than the Trigger Spot Rate, you will receive $10.00.

+ If the Currency Return is negative (i.e., the U.S. dollar weakens against the euro) and the Final Spot Rate is greater than the Trigger Spot Rate, you will receive: $10.00 + ($10.00 X Currency Return), which will be negative.

If the Notes are NOT called and the Final Spot Rate is greater than the Trigger Spot Rate, you will lose some or all of your investment if the EUR/USD exchange rate increases (i.e. the U.S. dollar weakens against the Euro).

On the trade date, we will determine the Trigger Spot Rate, the Autocall Spot Rate and the Maximum Gain on the Notes, which will be disclosed to you in the final prospectus supplement delivered to you in connection with the sale of the Notes.

+ Trigger Spot Rate: 1.4490 U.S. dollars per euro (equal to the Initial Spot Rate multiplied by 106.25%).

+ Autocall Spot Rate: 1.2956 U.S. dollars per euro (equal to 95% of the Initial Spot Rate).

The "Initial Spot Rate" equals 1.3638, as determined by the calculation agent at approximately 4:00 pm, New York City time, on the trade date and will equal the EUR/USD exchange rate on such date in the interbank spot market as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers. The Initial Spot Rate will be set forth in the final prospectus supplement delivered to you.

The "Final Spot Rate" will be determined by the calculation agent at approximately 10:00 a.m., New York City time, on the final valuation date and will equal the EUR/USD exchange rate on such date in the interbank spot market as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers, as described in this prospectus supplement.

The "Currency Return" measures the change in the EUR/USD exchange rate based on the Initial Spot Rate relative to the Final Spot Rate and is expressed as follows:

Currency Return =        Initial Spot Rate - Final Spot Rate
                   ------------------------------------------------
                                  Initial Spot Rate

We will not pay you interest during the term of the Notes.

For a description of how your payment at maturity will be calculated, see "How to determine the return on the Notes" on page S-6 and "Specific Terms of the Notes--Payment Upon a Call or at Maturity" on page S-21.

SELECTED PURCHASE CONSIDERATIONS

+ GROWTH POTENTIAL--The Notes, if held to maturity, provide the opportunity to participate in possible decreases in the EUR/USD exchange rate (the U.S. dollar appreciates in value against the euro) through an investment in the Notes, subject to the Maximum Gain on the Notes of 10%.

+ MANDATORY CALL--The Notes must be called if the EUR/USD exchange rate is at or below the Autocall Spot Rate on any Observation Date.

+ CONTINGENT PRINCIPAL PROTECTION--If the Notes are not called and the Final Spot Rate is greater than the Trigger Spot Rate, your payment at maturity will be reduced by 1% of your principal for each 1% decline in the Currency Return, up to 100% of your principal. Contingent principal protection would not protect the amount you receive in a secondary sale prior to maturity.

+ U.S. DOLLAR DENOMINATED--The Notes trade and are settled in the U.S. market in U.S. dollars.

+ MINIMUM INVESTMENT--Your minimum investment is 100 Notes at a principal amount of $10.00 per Security (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Security at a principal amount of $10.00 per Security. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

+ CERTAIN TAX CONSEQUENCES--You should review the description "Supplemental U.S. Tax Considerations" on page S-28. Subject to the assumptions and limitations described therein, although the tax consequences of an investment in the notes are uncertain, a note should be treated as a prepaid derivative contract with respect to the euro. If your securities are so treated, you should generally recognize capital gain or loss upon sale, call or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year. UBS Financial Services Inc. does not provide tax or legal advice. You should consult your own tax advisors regarding your personal circumstances.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. SOME OF THESE TAX CONSEQUENCES ARE SUMMARIZED BELOW, BUT WE URGE YOU TO READ THE MORE DETAILED DISCUSSION IN "SUPPLEMENTAL U.S. TAX CONSIDERATIONS" ON PAGE S-28.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an statutory, regulatory, administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract in respect of the euro. If your Notes are so treated, you would generally recognize gain or loss upon the maturity of your Notes (or upon your sale, exchange or other disposition of your Notes prior to its maturity) equal to the difference between the amount realized and the amount you paid for your Notes and it would be reasonable to take the position that you are permitted to elect to treat such gain or loss as capital gain or loss if you have held your Notes for more than one year. However, because there is no authority that specifically addresses the tax treatment of the Notes, it is possible that your Notes could be treated for tax purposes in a manner different from that described above in which case you may not be permitted to elect to treat your gain and loss as capital gain and loss. Please see the discussion under "Supplemental U.S. Tax Considerations--Alternative Treatments" on page S-29.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, IT WOULD BE REASONABLE TO TREAT YOUR NOTES IN THE MANNER DESCRIBED ABOVE. HOWEVER, BECAUSE THERE IS NO AUTHORITY THAT SPECIFICALLY ADDRESSES THE TAX TREATMENT OF THE NOTES, IT IS POSSIBLE THAT YOUR NOTES COULD ALTERNATIVELY BE TREATED FOR TAX PURPOSES IN THE MANNERS DESCRIBED UNDER "SUPPLEMENTAL U.S. TAX CONSIDERATIONS -- ALTERNATIVE TREATMENTS" ON PAGE S-29.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in the "Risk Factors" section of this prospectus supplement, beginning on page S-12 and the "Considerations Relating to Securities Denominated or Payable in or Linked to a Non-U.S. Dollar Currency" section of the accompanying prospectus beginning on page 62.

+ YOU MAY LOSE ALL OF YOUR PRINCIPAL--The return on the Notes depends on a decline in the value of the euro relative to the U.S. dollar and you may lose some or all of your principal if the Final Spot Rate is greater than the Trigger Spot Rate and the Currency Return is negative. If the Final Spot Rate is greater than the Trigger Spot Rate, the payment to you at maturity will be reduced by 1% of your principal for every 1% decline in the Currency Return up to 100% of your principal amount.

+ THE CALL FEATURE LIMITS YOUR POTENTIAL RETURN--The appreciation potential of the Notes is limited to the pre-specified Maximum Gain of 10%, regardless of the change in the EUR/USD exchange rate.

+ NO INTEREST PAYMENTS--You will not receive any interest payments on the Notes.

+ NO LISTING--The Notes will not be listed or displayed on any securities exchange, the Nasdaq Global Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

+ You believe that the EUR/USD exchange rate will decrease over the term of the Notes (i.e., the U.S. dollar will appreciate in value against the euro).

+ You believe that the decrease in the EUR/USD exchange rate will not exceed 10%, the Maximum Gain on the Notes at maturity.

+  You seek an investment with a return linked to the EUR/USD exchange rate.

+  You believe the Final Spot Rate will not be greater than the Trigger Spot
   Rate.

+ You believe the EUR/USD exchange rate will be at or below the Autocall Spot Rate on any Observation Date.

+ You believe that if the Notes are called, the decrease in the EUR/USD exchange rate will not substantially exceed 10% on the Call Settlement Date.

+ You are willing to invest in Notes that will be called on any Observation Date on which the EUR/USD exchange rate is at or below the Autocall Spot Rate or otherwise to hold the Notes to maturity.

+  You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

+ You seek an investment whose return is not limited to the pre-specified Maximum Gain of 10% or that offers the possibility to participate in decreases in the full EUR/USD exchange rate beyond the Call Settlement Date.

+ You believe that at maturity the Final Spot Rate will be greater than the Trigger Spot Rate.

+  You seek an investment that is 100% principal protected.

+ You are not willing to make an investment where you could lose up to 100% of your principal amount and where your Maximum Gain is limited to 10%.

+ You believe that the EUR/USD exchange rate is likely to increase or remain unchanged over the term of the Notes (i.e., the euro will appreciate in value or remain unchanged against the U.S. dollar).

+  You seek an investment for which there will be an active secondary market.

+ You are unable or unwilling to hold Notes that may be called on any Observation Date on which the EUR/USD exchange rate is at or below the Autocall Spot Rate Level or otherwise to hold the Notes to maturity.

+ You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

+  You seek current income from your investment.

WHAT IS THE EURO?

The euro is the official currency of the member states of the European Economic and Monetary Union (the "European Monetary Union"). It was introduced in January 1999 and replaced the national currencies of the then 11 participating countries. Today, the euro is the official currency of 12 nations including:
Germany, Belgium, Greece, Luxembourg, Spain, France, Ireland, Italy, the Netherlands, Austria, Portugal and Finland. Other current and future European Monetary Union countries may adopt the euro as their official currency. We have obtained all information in this prospectus supplement relating to the European Monetary Union, the euro and the EUR/USD exchange rate from public sources, without independent verification.

WHAT DOES THE EUR/USD EXCHANGE RATE REFLECT?

The EUR/USD exchange rate is a foreign exchange spot price that measures the relative value of the two currencies, the euro and the U.S. dollar. The figure is equal to the number of U.S. dollars that can be exchanged for one euro. The EUR/USD exchange rate increases when the euro appreciates relative to the U.S. dollar and decreases when the euro depreciates relative to the U.S. dollar. The "EUR/USD exchange rate" means the price in U.S. dollars of one euro in the interbank market. The Initial Spot Rate equals 1.3638 U.S. dollars per euro, the EUR/USD exchange rate as determined by the calculation agent at approximately 4:00 p.m., New York City time, on the trade date in the interbank spot market as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers. The Initial Spot Rate will be set forth in the final prospectus supplement delivered to you. The Final Spot Rate will be determined by the calculation agent at approximately 10:00 a.m., New York City time, on the final valuation date and will equal the EUR/USD exchange rate on such date in the interbank spot market as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers, as described in this prospectus supplement.

STRUCTURED PRODUCT CATEGORIZATION

To help investors identify appropriate Structured Products, UBS organizes its Structured Products, including the securities offered hereby, into four categories: Protection Solutions, Optimization Solutions, Performance Solutions and Leverage Solutions. The description below is intended to describe generally the four categories of Structured Products and the types of protection which may be offered on those products, but should not be relied upon as a description of any particular Structured Product.

     Protection Solutions are structured to provide investors with a high degree of principal protection, periodic coupons or a return at maturity with the potential to outperform traditional fixed income instruments. These Structured Products are designed for investors with low to moderate risk tolerances.

     Optimization Solutions are structured to optimize returns or yield within a specified range. These Structured Products are designed for investors with moderate to high risk tolerances. Optimization Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

     Performance Solutions are structured to be strategic alternatives to index funds or ETFs or to allow efficient access to new markets. These Structured Products are designed for investors with moderate to high risk tolerances. Performance Solutions may be structured to provide no principal protection, partial protection, buffer protection or contingent protection.

     Leverage Solutions are structured to provide leveraged exposure to the performance of an underlying asset. These Structured Products are designed for investors with high risk tolerances.

"Buffer protection," if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose more than 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. "Partial protection," if applicable, provides principal protection against a decline in the price or level of the underlying asset down to a specified threshold; investors will lose 1% of principal for every 1% decline in the price or level of the underlying asset below the specified threshold. "Contingent protection," if applicable, provides principal protection at maturity as long as the price or level of the underlying asset does not trade below a specified threshold; if the price of the asset does decline below the specified threshold, all principal protection is lost.

Classification of Structured Products into categories is not intended to guarantee particular results or performance.

HOW TO DETERMINE THE RETURN ON THE NOTES

Set forth below is an explanation of the steps necessary to determine the return on the Notes.

IF THE NOTES ARE CALLED AT OR PRIOR TO MATURITY:

The Notes will be called on the relevant Call Settlement Date if the EUR/USD exchange rate on any Observation Date is at or below the Autocall Spot Rate (i.e. the U.S. dollar strengthens against the euro by 5% or more). You will receive a cash payment according to the following formula:

Payment on Call Settlement Date = principal amount of the Notes + (principal amount of the Notes x Maximum Gain).

The Maximum Gain is 10%.

IF THE NOTES ARE NOT CALLED AT OR PRIOR TO MATURITY:

STEP 1:  CALCULATE THE CURRENCY RETURN

          The Currency Return, which may be positive or negative, is the difference between the EUR/ USD exchange rate on the trade date relative to the EUR/USD exchange rate on the final valuation date, expressed as a percentage of the EUR/USD exchange rate on the trade date, calculated as follows:

                                           Initial Spot Rate - Final Spot Rate
                 Currency Return  =    --------------------------------------------
                                                    Initial Spot Rate

STEP 2:  CALCULATE THE ADJUSTED CURRENCY RETURN

          The Adjusted Currency Return is based on the Currency Return, which may be positive or negative and the Multiplier, which is equal to 2:

1)          If the Currency Return is positive:

            Adjusted Currency Return = (Currency Return x 2), subject to a Maximum Gain of 10%

2) If the Currency Return is zero or negative but the Final Spot Rate is not greater than the Trigger Spot Rate:

            Adjusted Currency Return = 0%

3) If the Currency Return is negative and the Final Spot Rate is greater than the Trigger Spot Rate:

            Adjusted Currency Return = Currency Return

STEP 3:  CALCULATE THE PAYMENT AT MATURITY

          Payment of principal at maturity = Principal amount of the Notes + (Principal amount of the Notes x Adjusted Currency Return)

HOW DO THE NOTES PERFORM AT MATURITY?

Hypothetical Examples

ASSUMPTIONS:

Maximum Gain:                                               10%
Initial Spot Rate:                                      1.3638     U.S. dollar per euro(1)
Trigger Spot Rate (based on a multiple of
  106.25%):                                             1.4490     U.S. dollar per euro(2)
Autocall Spot Rate:                                     1.2956     U.S. dollar per euro(3)
Principal amount of the Notes:                          $1,000
Maximum total return on the Notes:                          10%    total return
Maximum payment:                                     $1,100.00

LOSS OUTCOMES; NOTES NOT CALLED:

EXAMPLE 1--THE FINAL SPOT RATE IS 1.6366 U.S. DOLLARS PER EURO ON THE FINAL VALUATION DATE, GREATER THAN THE INITIAL SPOT RATE AND THE TRIGGER SPOT RATE OF
1.4490 U.S. DOLLARS PER EURO

Since the Final Spot Rate is greater than the Trigger Spot Rate of 1.4490 U.S. dollars per euro, you are fully exposed to the increase in the EUR/USD exchange rate.

Adjusted Currency Return = Currency Return   =    1.3638 - 1.6366  =    -20%
                                                  ---------------
                                                      1.3638

Your total cash payment at maturity will therefore be $800.00 (a 20% loss) which includes:

+  Principal amount                                         $1,000.00

+  Principal amount X Adjusted Currency Return               $-200.00
                                                            ---------
                              TOTAL:                          $800.00
                                                            =========

EXAMPLE 2--THE FINAL SPOT RATE IS 1.4865 U.S. DOLLARS PER EURO ON THE FINAL VALUATION DATE, GREATER THAN THE INITIAL SPOT RATE AND THE TRIGGER SPOT RATE OF
1.4490 U.S. DOLLARS PER EURO

Since the Final Spot Rate is greater than the Trigger Spot Rate of 1.4490 U.S. dollars per euro, you are fully exposed to the increase in the EUR/USD exchange rate.

Adjusted Currency Return = Currency Return   =    1.3638 - 1.4865  =    -9%
                                                  ---------------
                                                      1.3638

------------

(1) The Initial Spot Rate will be set on the trade date and may differ from the examples.

(2) The Trigger Spot Rate will be set on the trade date and may differ from the examples.

(3) The Autocall Spot Rate will be set on the trade date and may differ from the examples.

Your total cash payment at maturity will therefore be $910.00 (a 9% loss) which includes:

+  Principal amount                                         $1,000.00

+  Principal amount X Adjusted Currency Return                $-90.00
                                                            ---------
                              TOTAL:                          $910.00
                                                            =========

BREAKEVEN OUTCOME:

EXAMPLE 3 -- THE FINAL SPOT RATE IS 1.4320 U.S. DOLLARS PER EURO ON THE FINAL VALUATION DATE, 5.00% GREATER THAN THE INITIAL SPOT RATE OF 1.3638 U.S. DOLLARS PER EURO BUT BELOW THE TRIGGER SPOT RATE OF 1.4490 U.S. DOLLARS PER EURO.

Since the Final Spot Rate is not greater than the Trigger Spot Rate, you will receive 100% of your principal amount.

Adjusted Currency Return = 0%

Your total payment at maturity would therefore be $1,000.00 (a 0% total return on investment), which includes:

+  Principal Amount                                         $1,000.00

+  Principal Amount X Adjusted Currency Return                  $0.00
                                                            ---------
                              TOTAL:                        $1,000.00
                                                            =========

GAIN OUTCOMES:

EXAMPLE 4--NOTES ARE NOT CALLED AND THE FINAL SPOT RATE IS 1.3229 U.S. DOLLARS PER EURO ON THE FINAL VALUATION DATE, A 3.00% DECREASE FROM THE INITIAL SPOT RATE OF 1.3638 U.S. DOLLARS PER EURO BUT GREATER THAN THE AUTOCALL SPOT RATE OF
1.2956 U.S. DOLLARS PER EURO.

Since the Final Spot Rate is above the Initial Spot Rate of 1.3638 U.S. dollars per euro, but greater than the Autocall Spot Rate of 1.2956 U.S. dollars per euro, you will receive 2 times the Currency Return.

                  1.3638 - 1.3229  = 3.00%
Currency Return:  ---------------
                      1.3638

Adjusted Currency Return: 2 X Currency Return = 6.00%

Your total payment at maturity would therefore be $1,060.00 (a 6.00% total return on investment), which includes:

+  Principal Amount                                         $1,000.00

+  Principal Amount X Adjusted Currency Return              $   60.00
                                                            ---------
                              TOTAL:                        $1,060.00
                                                            =========

EXAMPLE 5--NOTES ARE CALLED AND THE EUR/USD EXCHANGE RATE IS 1.2547 ON THE RELEVANT OBSERVATION DATE, AN 8.00% DECREASE FROM THE INITIAL SPOT RATE OF
1.3638 DOLLARS PER EURO.

Since the EUR/USD exchange rate is below the Autocall Spot Rate of 1.2956 U.S. dollars per euro, the Notes are called and you receive the Maximum Gain of 10%.

Your total cash payment on the relevant Call Settlement Date will therefore be limited to $1,100.00 (a 10.00% return on investment) which includes:

+  Principal Amount                                 $1,000.00

+  Principal Amount X Maximum Return                $  100.00
                                                    ---------
                              TOTAL:                $1,100.00
                                                    =========

*  Some results have been rounded per ease of analysis.

HYPOTHETICAL PERFORMANCE AT MATURITY OR IF THE NOTES ARE CALLED

                              (Performance Graph)

                  HYPOTHETICAL FINAL     VALUE OF NOTE
CURRENCY RETURN       SPOT RATE           AT MATURITY
   -20.00%              1.6366                80.00%
   -15.00%              1.5684                85.00%
    -9.00%              1.4865                91.00%
    -7.00%              1.4593                93.00%
    -6.00%              1.4456               100.00%
    -5.00%              1.4320               100.00%
    -3.00%              1.4047               100.00%
    -1.00%              1.3774               100.00%
     0.00%              1.3638               100.00%
     1.00%              1.3502               102.00%
     3.00%              1.3229               106.00%
     5.00%              1.2956               110.00%
     7.00%              1.2683               110.00%
     8.00%              1.2547               110.00%
     9.00%              1.2411               110.00%
    11.00%              1.2138               110.00%
    13.00%              1.1865               110.00%
    14.00%              1.1729               110.00%
    15.00%              1.1592               110.00%

--------------------------------------------------------------------------------

RISK FACTORS

The return on the Notes is linked to the EUR/USD exchange rate. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE NOTES ARE INTENDED TO BE HELD TO MATURITY. YOU ONLY HAVE CONTINGENT PRINCIPAL PROTECTION IF YOU HOLD YOUR NOTES TO MATURITY.

If you sell your Notes in the secondary market prior to maturity, you will not be entitled to contingent principal protection or any minimum total return on the portion of your Notes sold. You therefore should be willing to hold your Notes to maturity.

THE RETURN ON THE NOTES DEPENDS ON A DECLINE IN THE VALUE OF THE EURO RELATIVE TO THE U.S. DOLLAR AND YOU MAY LOSE SOME OR ALL OF YOUR PRINCIPAL IF THE FINAL SPOT RATE IS GREATER THAN THE TRIGGER SPOT RATE AND THE CURRENCY RETURN IS NEGATIVE.

The Notes differ from ordinary debt securities in that we will not pay you interest on the Notes or a fixed amount at maturity. If the Notes are not called, your cash payment at maturity will be based on the Currency Return and you may receive a negative return on your investment. If the Notes are not called and the Final Spot Rate is greater than the Trigger Spot Rate, a negative Currency Return will reduce your cash payment at maturity below your principal. If the Final Spot Rate is greater than the Trigger Spot Rate, the payment to you at maturity will be reduced by 1% of your principal for every 1% decline in the Currency Return up to 100% of your principal amount.

YOU MAY LOSE SOME OR ALL OF YOUR INVESTMENT IF THE EUR/USD EXCHANGE RATE INCREASES.

See "How to determine the return on the Notes" on page S-6.

YOUR APPRECIATION POTENTIAL IS LIMITED TO THE MAXIMUM GAIN.

Your payment at maturity is based on the change in the EUR/USD exchange rate. The appreciation potential of the Notes is limited to the pre-specified Maximum Gain of 10%, regardless of the change in the EUR/USD exchange rate.

OWNING THE NOTES IS NOT THE SAME AS OWNING EUROS

The return on your Notes will not reflect the return you would realize if you actually purchased euros and converted them into U.S. dollars on the final valuation date. The EUR/USD exchange rate is calculated by reference to the euro relative to the U.S. dollar without taking into consideration the value of the euro relative to other currencies or in other markets.

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. WE EXPECT THAT GENERALLY THE EUR/USD EXCHANGE RATE ON ANY DAY WILL AFFECT THE MARKET VALUE OF THE NOTES MORE THAN ANY OTHER SINGLE FACTOR. Other factors that may influence the market value of the Notes include:

+ supply and demand for the Notes, including inventory positions held by UBS Securities LLC, UBS Financial Services Inc. or any other market maker;

+  euro and U.S. dollar interest rates;

+  the time remaining to the final valuation date;

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

+  the creditworthiness of UBS; and

+  the volatility of the EUR/USD exchange rate.

THE EUR/USD EXCHANGE RATE WILL BE INFLUENCED BY UNPREDICTABLE FACTORS WHICH INTERRELATE IN COMPLEX WAYS

The EUR/USD exchange rate is a result of the supply of, and demand for, each currency and changes in the foreign exchange rate may result from the interactions of many factors including economic, financial, social and political conditions in Europe and the United States. These conditions include, for example, the overall growth and performance of the economies of the U.S. and the European Community, and the constituent nations thereof, the trade and current account balance between the U.S. and the nations of the European Community, market interventions by the Federal Reserve Board or the European Central Bank, inflation, interest rate levels, the performance of the stock markets in the U.S. and Europe, the stability of the United States and European governments and banking systems, wars in which the U.S. or European nations are directly or indirectly involved or that occur anywhere in the world, major natural disasters in the U.S. or Europe, and other foreseeable and unforeseeable events.

Certain relevant information relating to the European Community and the constituent nations thereof may not be as well known or as rapidly or thoroughly reported in the United States as comparable to United States developments. Prospective purchasers of the Notes should be aware of the possible lack of availability of important information that can affect the value of the euro in relation to the U.S. dollar and must be prepared to make special efforts to obtain such information on a timely basis.

THE LIQUIDITY, TRADING VALUE AND AMOUNTS PAYABLE UNDER THE NOTES COULD BE AFFECTED BY THE ACTIONS OF SOVEREIGN GOVERNMENTS OR THE EUROPEAN MONETARY UNION

Exchange rates of most economically developed nations, including those in the European Monetary Union, are "floating," meaning they are permitted to fluctuate in value relative to the U.S. dollar. However, governments of other nations, from time to time, do not allow their currencies to float freely in response to economic forces. Governments, including those in the European Monetary Union, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency. Thus, a special risk in purchasing the Notes is that their liquidity, trading value and amounts payable could be affected by the actions of sovereign governments or the European Monetary Union which could change or interfere with theretofore freely determined currency valuation, fluctuations in response to other market forces and the movement of currencies across borders. There will be no adjustment or change in the terms of the Notes in the event that exchange rates should become fixed, or in the event of any devaluation or revaluation or imposition of exchange or other regulatory controls or taxes, or in the event of the issuance of a replacement currency or in the event of other developments affecting the euro, the U.S. dollar or any other currency.

EVEN THOUGH THE EURO AND U.S. DOLLAR ARE TRADED AROUND-THE-CLOCK, IF A SECONDARY MARKET DEVELOPS, THE NOTES MAY TRADE ONLY DURING REGULAR TRADING HOURS IN THE U.S.

The interbank market for the euro and U.S. dollar is a global, around-the-clock market. Therefore, the hours of trading for the Notes may not conform to the hours during which the euro and U.S. dollar are traded. To the extent that U.S. markets are closed while the markets for the euro and the U.S. dollar remain open, significant price and rate movements may take place in the underlying foreign

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

exchange markets that will not be reflected immediately in the price of the Notes on such exchange.

There is no systematic reporting of last-sale information for foreign currencies. Reasonable current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the EUR/USD exchange rate relevant for determining the value of the Notes. The absence of last-sale information and the limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets.

FOREIGN EXCHANGE RATE INFORMATION MAY NOT BE READILY AVAILABLE

There is no systematic, publicly available reporting of currency exchange rates in the interbank market. Reasonable current bid and offer information is available in certain brokers' offices, in bank foreign currency trading offices, and to others who wish to subscribe for this information, but this information will not necessarily reflect the EUR/USD exchange rate on any Observation Date and the EUR/USD exchange rate relevant for determining the Initial Spot Rate and the Final Spot Rate of the Notes. The limited availability of quotations to individual investors make it difficult for many investors to obtain timely, accurate data about the state of the underlying foreign exchange markets. EUR/USD exchange rate information is publicly available at www.bloomberg.com; however, this information is subject to delay and may not reflect the Initial Spot Rate and the Final Spot Rate of the Notes.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq National Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result you may suffer substantial losses.

HISTORICAL PERFORMANCE OF THE EUR/USD EXCHANGE RATE SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE EUR/USD EXCHANGE RATE DURING THE TERM OF THE NOTES

It is impossible to predict whether the EUR/USD exchange rate will rise or fall. The EUR/USD exchange rate will be influenced by complex and interrelated political, economic, financial and other factors. See "The EUR/USD exchange rate will be influenced by unpredictable factors which interrelate in complex ways" above.

TRADING AND OTHER TRANSACTIONS BY UBS AG OR ITS AFFILIATES IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES

We and our affiliates are active participants in the interbank foreign exchange and currency derivative markets as dealers, proprietary traders and agents for our customers, and therefore at any given time we may be in foreign exchange or currency derivative transactions. In addition, as described below under "Use of Proceeds and Hedging" on page S-26, we or one or more of our affiliates may hedge

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

our foreign currency exposure from the Notes by entering into foreign exchange and currency derivative transactions. Our trading and hedging activities may affect the EUR/USD exchange rate and decrease the probability that the Notes are called on an Observation Date and the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST

As noted above, UBS and its affiliates expect to engage in trading activities related to the euro and U.S. dollar that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the EUR/USD exchange rate, could be adverse to the interests of the holders of the Notes.

YOUR INVESTMENT IN THE NOTES IS INCONSISTENT WITH PUBLISHED RESEARCH BY UBS OR ITS AFFILIATES

In March 2007 our affiliate, UBS Limited, published a weekly report, which expresses projected forecasts that are inconsistent with purchasing or holding the Notes. On March 26, 2007, our affiliate, UBS Limited, published a weekly report entitled "FX Perspectives" in which it expresses the view that it believes that the EUR/USD exchange rate will increase to 1.3500 by March 2008, that is, the euro will appreciate relative to the U.S. dollar over the term of the Notes. To earn a positive return on an investment in the Notes, the Final Spot Rate must decline from the Initial Spot Rate. While we cannot predict the future performance of the EUR/USD exchange rate, our projected forecasts suggest that the Final Spot Rate will exceed the Initial Spot Rate, in which case you will lose up to 100% of the principal amount of your Notes.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-2, "Supplemental Tax Considerations" on page S-28, and the section "U.S. Tax Considerations" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount, if any, of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-25. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine the Final Spot Rate on the final valuation date. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest.

--------------------------------------------------------------------------------

RISK FACTORS
--------------------------------------------------------------------------------

The calculation agent is also responsible for monitoring the EUR/USD exchange rate in the spot market in order to determine whether it has moved below the Autocall Spot Rate or above the Trigger Spot Rate. The calculation agent will observe EUR/USD transaction that takes place between (i) two independent counterparties through the brokers market, (ii) issuer and an independent counterparty through the brokers market or (iii) issuer and an independent counterparty dealing direct. Transactions defined in (ii) and (iii) may be initiated either by us or another party. The transaction must be at a EUR/USD exchange rate that is either below the Autocall Spot Rate or above the Trigger Spot Rate. The transaction must not take place at an off-market rate. An "off-market rate" is defined as a rate that is substantially more favorable or substantially less favorable than the rate available to a professional foreign exchange or currency dealer in the interbank spot market at the time of the transaction. The transaction is in an amount that is not less than the equivalent of three million U.S. dollars (in certain circumstances two or more consecutive transactions in an aggregate amount of three million U.S. dollars or more may be deemed to be a single transaction for these purposes.) Transactions that the calculation agent does not observe and could not observe from sources regularly available to it in the ordinary course of its business cannot be the basis for an observation of the EUR/ USD exchange rate. The calculation agent may observe a transaction that has not been executed (for example, either we or a counterparty may place an order which has not yet been filled. Such an order would be deemed to meet the requirements described in this paragraph as satisfying the occurrence of a transaction observable by the calculation agent). As used herein, "Spot Market" means the global spot foreign exchange market, open continuously from 6:00 a.m., Sydney, Australia time (or such other time as the Sydney spot market may determine from time to time) on a Monday in any week to 5:00 p.m., New York time on a Friday of that week.

THE INCLUSION OF COMMISSIONS, COMPENSATION AND PROJECTED PROFITS FROM HEDGING IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the Notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the Notes, as well as the projected profit included in the cost of hedging our obligations under the Notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

5-YEAR HISTORICAL EUR/USD EXCHANGE RATE

The EUR/USD exchange rate is a foreign exchange spot rate that measures the relative values of two currencies, the euro and the U.S. dollar. The EUR/USD exchange rate increases when the euro appreciates relative to the U.S. dollar and decreases when the euro depreciates relative to the U.S. dollar. The EUR/USD exchange rate is expressed as a rate that reflects the number of U.S. dollars that can be exchanged for one euro. For example, on April 24, 2007, the EUR/USD exchange rate in the interbank spot market as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers at approximately 4:20 p.m., New York City time, was equal to 1.3638, which indicates that 1.3638 U.S. dollars can be exchanged for one euro.

The following graph sets forth the monthly high and low levels in the interbank market of the EUR/USD exchange rate from April 1, 2002 through April 24, 2007. The historical performance of the EUR/USD exchange rates should not be taken as an indication of future performance.

MONTHLY EUR/USD EXCHANGE RATE--HIGH, LOW AND MONTH END CLOSE

                                    (GRAPH)

     Source: Bloomberg L.P.

--------------------------------------------------------------------------------

5-YEAR HISTORICAL EUR/USD EXCHANGE RATE
--------------------------------------------------------------------------------

U.S. dollars and euros are traded by all major foreign exchange traders around the world. The following table and graph present the monthly high, low and month end close EUR/USD exchange rates as reported by Bloomberg L.P., a leading financial information provider. We obtained the trading price information set forth below from Bloomberg L.P., without independent verification.

YOU SHOULD NOT TAKE THE HISTORICAL EUR/USD EXCHANGE RATE AS AN INDICATION OF FUTURE PERFORMANCE.

--------------------------------------------------------------------------------------------------------------
DATE                                                             HIGH           LOW          MONTH END CLOSE
--------------------------------------------------------------------------------------------------------------
April, 2002                                                     0.9044         0.8713            0.9005
--------------------------------------------------------------------------------------------------------------
May, 2002                                                       0.9416         0.8989            0.9342
--------------------------------------------------------------------------------------------------------------
June, 2002                                                      0.9988         0.9304            0.9914
--------------------------------------------------------------------------------------------------------------
July, 2002                                                      1.0199         0.9716            0.9776
--------------------------------------------------------------------------------------------------------------
August, 2002                                                    0.9915         0.9624            0.9823
--------------------------------------------------------------------------------------------------------------
September, 2002                                                 0.9988         0.9613            0.9866
--------------------------------------------------------------------------------------------------------------
October, 2002                                                   0.9926         0.9688            0.9903
--------------------------------------------------------------------------------------------------------------
November, 2002                                                  1.0171         0.9881            0.9943
--------------------------------------------------------------------------------------------------------------
December, 2002                                                  1.0505         0.9863            1.0492
--------------------------------------------------------------------------------------------------------------
January, 2003                                                   1.0905         1.0336            1.0768
--------------------------------------------------------------------------------------------------------------
February, 2003                                                  1.0935         1.0667            1.0806
--------------------------------------------------------------------------------------------------------------
March, 2003                                                     1.1083         1.0504            1.0915
--------------------------------------------------------------------------------------------------------------
April, 2003                                                     1.1187         1.0562            1.1184
--------------------------------------------------------------------------------------------------------------
May, 2003                                                       1.1933         1.1158            1.1784
--------------------------------------------------------------------------------------------------------------
June, 2003                                                      1.1930         1.1400            1.1511
--------------------------------------------------------------------------------------------------------------
July, 2003                                                      1.1611         1.1116            1.1232
--------------------------------------------------------------------------------------------------------------
August, 2003                                                    1.1426         1.0794            1.0984
--------------------------------------------------------------------------------------------------------------
September, 2003                                                 1.1739         1.0764            1.1656
--------------------------------------------------------------------------------------------------------------
October, 2003                                                   1.1860         1.1535            1.1593
--------------------------------------------------------------------------------------------------------------
November, 2003                                                  1.2018         1.1377            1.1995
--------------------------------------------------------------------------------------------------------------
December, 2003                                                  1.2647         1.1937            1.2595
--------------------------------------------------------------------------------------------------------------
January, 2004                                                   1.2898         1.2335            1.2478
--------------------------------------------------------------------------------------------------------------
February, 2004                                                  1.2926         1.2373            1.2493
--------------------------------------------------------------------------------------------------------------
March, 2004                                                     1.2541         1.2047            1.2316
--------------------------------------------------------------------------------------------------------------
April, 2004                                                     1.2389         1.1761            1.1980
--------------------------------------------------------------------------------------------------------------
May, 2004                                                       1.2297         1.1772            1.2188
--------------------------------------------------------------------------------------------------------------
June, 2004                                                      1.2354         1.1955            1.2199
--------------------------------------------------------------------------------------------------------------
July, 2004                                                      1.2461         1.1992            1.2018
--------------------------------------------------------------------------------------------------------------
August, 2004                                                    1.2388         1.1969            1.2183
--------------------------------------------------------------------------------------------------------------
September, 2004                                                 1.2443         1.2027            1.2436
--------------------------------------------------------------------------------------------------------------
October, 2004                                                   1.2842         1.2225            1.2798
--------------------------------------------------------------------------------------------------------------
November, 2004                                                  1.3335         1.2657            1.3279
--------------------------------------------------------------------------------------------------------------
December, 2004                                                  1.3666         1.3139            1.3554
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

5-YEAR HISTORICAL EUR/USD EXCHANGE RATE
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------
DATE                                                             HIGH           LOW          MONTH END CLOSE
--------------------------------------------------------------------------------------------------------------
January, 2005                                                   1.3582         1.2922            1.3038
--------------------------------------------------------------------------------------------------------------
February, 2005                                                  1.3280         1.2732            1.3228
--------------------------------------------------------------------------------------------------------------
March, 2005                                                     1.3482         1.2857            1.2964
--------------------------------------------------------------------------------------------------------------
April, 2005                                                     1.3125         1.2766            1.2873
--------------------------------------------------------------------------------------------------------------
May, 2005                                                       1.2990         1.2296            1.2304
--------------------------------------------------------------------------------------------------------------
June, 2005                                                      1.2355         1.1981            1.2108
--------------------------------------------------------------------------------------------------------------
July, 2005                                                      1.2256         1.1868            1.2123
--------------------------------------------------------------------------------------------------------------
August, 2005                                                    1.2486         1.2119            1.2346
--------------------------------------------------------------------------------------------------------------
September, 2005                                                 1.2589         1.1979            1.2026
--------------------------------------------------------------------------------------------------------------
October, 2005                                                   1.2205         1.1876            1.1992
--------------------------------------------------------------------------------------------------------------
November, 2005                                                  1.2085         1.1640            1.1788
--------------------------------------------------------------------------------------------------------------
December, 2005                                                  1.2062         1.1662            1.1849
--------------------------------------------------------------------------------------------------------------
January, 2006                                                   1.2323         1.1802            1.2156
--------------------------------------------------------------------------------------------------------------
February, 2006                                                  1.2164         1.1827            1.1921
--------------------------------------------------------------------------------------------------------------
March, 2006                                                     1.2208         1.1861            1.2118
--------------------------------------------------------------------------------------------------------------
April, 2006                                                     1.2641         1.2034            1.2634
--------------------------------------------------------------------------------------------------------------
May, 2006                                                       1.2972         1.2556            1.2808
--------------------------------------------------------------------------------------------------------------
June, 2006                                                      1.2979         1.2479            1.2550
--------------------------------------------------------------------------------------------------------------
July, 2006                                                      1.2861         1.2458            1.2767
--------------------------------------------------------------------------------------------------------------
August, 2006                                                    1.2938         1.2697            1.2813
--------------------------------------------------------------------------------------------------------------
September, 2006                                                 1.2875         1.2631            1.2674
--------------------------------------------------------------------------------------------------------------
October, 2006                                                   1.2771         1.2484            1.2686
--------------------------------------------------------------------------------------------------------------
November, 2006                                                  1.3274         1.2684            1.3243
--------------------------------------------------------------------------------------------------------------
December, 2006                                                  1.3367         1.3053            1.3199
--------------------------------------------------------------------------------------------------------------
January, 2007                                                   1.3297         1.2868            1.3033
--------------------------------------------------------------------------------------------------------------
February, 2007                                                  1.3259         1.2914            1.3229
--------------------------------------------------------------------------------------------------------------
March, 2007                                                     1.3411         1.3073            1.3354
--------------------------------------------------------------------------------------------------------------
April, 2007 (through April 24, 2007 at 4:20 p.m.)               1.3644         1.3319            1.3638
--------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

VALUATION OF THE NOTES

UPON A CALL. If the Notes are called, you will receive a cash payment per $10.00 principal amount of the Notes equal to the Call Price, which is determined according to the following formula: $10.00 + ($10.00 x Maximum Gain).

AT MATURITY. If the Notes are not called, you will receive a cash payment at the maturity date per $10.00 principal amount of the Notes based on the Currency Return. If the Currency Return is positive, it will be multiplied by the Multiplier (i.e. 2), subject to the Maximum Gain. The Notes are exposed to increases in the EUR/USD exchange rate and a negative Currency Return will reduce your cash payment at maturity below your principal amount if the Final Spot Rate is greater than the Trigger Spot Rate.

Accordingly, you will lose some or all of your investment if the Final Spot Rate (the EUR/USD exchange rate on the final valuation date) increases above the Trigger Spot Rate. For a description of how your payment at maturity will be calculated, see "How to determine the return on the Notes" on page S-6 and "Specific Terms of the Notes--Payment Upon a Call or at Maturity" on page S-21.

PRIOR TO MATURITY. You should understand that the market value of the Notes will be affected by several factors, many of which are beyond our control. We expect that generally the EUR/USD exchange rate on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-12 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

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                                                                           S- 19

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES

In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue under the indenture from time to time. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (i.e., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below.

COUPON

We will not pay you interest during the term of the Notes.

PAYMENT UPON A CALL OR AT MATURITY

If the Notes are called at or prior to maturity:

The Notes will be called on the relevant Call Settlement Date if the EUR/USD exchange rate on any Observation Date is at or below the Autocall Spot Rate (i.e. the U.S. dollar strengthens against the euro by 5% or more). If we call the Notes, you will receive a cash payment per $10.00 principal amount of the Notes equal to the Call Price, which is determined according to the following formula: $10.00 + ($10.00 X Maximum Gain).

If the Notes are NOT called at or prior to maturity:

Step 1:  Calculate the Currency Return.

           The Currency Return, which may be positive or negative, is the difference between the EUR/USD exchange rate on the trade date relative and the EUR/USD exchange rate on the final valuation date, expressed as a percentage of the EUR/USD exchange rate on the trade date, calculated as follows:

                          Initial Spot Rate -- Final Spot Rate
Currency Return =      ------------------------------------------
                                   Initial Spot Rate

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S- 20

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

Step 2:  Calculate the Adjusted Currency Return on the Notes.

           The Adjusted Currency Return is based on the Currency Return, which may be positive or negative and the Multiplier, which is 2:

        1)  If the Currency Return is positive:

           Adjusted Currency Return = (Currency Return X 2), subject to a Maximum Gain of 10%

        2) If the Currency Return is zero or negative but the Final Spot Rate is not greater than the Trigger Spot Rate:

           Adjusted Currency Return = 0%

        3) If the Currency Return is negative and the Final Spot Rate is greater than the Trigger Spot Rate:

           Adjusted Currency Return = Currency Return

Step 3:  Calculate the payment at maturity.

           Payment at principal maturity = Principal amount of the Notes + (Principal amount of the Notes X Adjusted Currency Return)

On the trade date, we will determine the Trigger Spot Rate, the Autocall Spot Rate and the Maximum Gain on the Notes, which will be disclosed to you in the final prospectus supplement delivered to you in connection with the sale of the Notes.

+ Trigger Spot Rate: 1.4490 U.S. dollars per euro (equal to the Initial Spot Rate multiplied by 106.25%).

+ Autocall Spot Rate: 1.2956 U.S. dollars per euro (equal to 95% of the Initial Spot Rate).

For purposes of this section, the following terms shall have the meanings set forth below:

The "Initial Spot Rate" was determined by the calculation agent on the trade date and equals 1.3638, the EUR/USD exchange rate at approximately 4:00 pm on such date in the interbank spot market as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers. The interbank spot market is a worldwide over-the-counter market for currencies that operates on a 24-hour basis.

The "Final Spot Rate" will be determined by the calculation agent and will equal the EUR/USD exchange rate at approximately 10:00 a.m., New York City time, on the final valuation date in the interbank spot market as observed through trades through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers. However, if the EUR/USD exchange rate is not so observed through the Electronic Broking System, Reuters Dealing 3000 and various voice brokers then the EUR/USD exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on such date for the purchase or sale by the Reference Dealers of the Reference Amount for settlement two Business Days later. If fewer than two Reference Dealers provide such spot quotations, then the EUR/USD exchange rate will be calculated on the basis of the arithmetic mean of the applicable spot quotations received by the calculation agent at approximately 10:00 a.m., New York City time, on such date from three leading commercial banks in New York (selected in the sole discretion of the calculation agent), for the sale by such banks of the Reference Amount for settlement two Business Days later. If these spot quotations are available from fewer than three banks, then the calculation agent, in its sole discretion, shall determine which spot rate is available and reasonable to be used. If no spot quotation is available, then the EUR/USD exchange rate will be the rate the calculation agent, in its sole discretion, determines to be fair and reasonable under the circumstances at approximately 10:00 a.m., New York City time, on such date.

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                                                                           S- 21

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

"Reference Dealers" as used herein, means Citibank, N.A., Deutsche Bank A.G. and JP Morgan Chase Bank, or their successors.

"Reference Amount" equals 1,000,000 euros.

CALL SETTLEMENT DATE

If the Notes are called on any Observation Date, the call settlement date will be two business days following such Observation Date, unless that day is not a business day, in which case the call settlement date will be the next following business day.

OBSERVATION DATES

The Observation Dates will be any time on any trading day from and excluding the trade date to and including the final valuation date.

MATURITY DATE

If the Notes are not called, the maturity date will be May 2, 2008 unless that day is not a business day, in which case the maturity date will be the next following business day.

FINAL VALUATION DATE

If the Notes are not called, the final valuation date will be April 30, 2008.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Security. Although the terms of the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT
The default amount for the Notes on any day will be an amount, in U.S. dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

+ the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

+ the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD
The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

+  no quotation of the kind referred to above is obtained, or

+ every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

QUALIFIED FINANCIAL INSTITUTIONS
For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

+ A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

+ P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are

--------------------------------------------------------------------------------

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, business days, the default amount, the Currency Return, the Initial Spot Rate, the Final Spot Rate and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving spot, forward and option transactions. We reserve the right to leave any position unhedged, partially hedged or fully hedged, and to adjust the hedge from time to time in any manner we see fit.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve spot, forward and option sales or purchases.

The hedging activity discussed above may adversely affect the market value of the Notes from time to time. See "Risk Factors" on page S-14 for a discussion of these adverse effects.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

CAPITALIZATION OF UBS

The following table sets forth the consolidated capitalization of UBS in accordance with International Accounting Standards and translated into U.S. dollars.

AS OF DECEMBER 31, 2006 (AUDITED)                               CHF       USD
-------------------------------------------------------------------------------
                                                                (IN MILLIONS)
Debt
  Debt issued(1)............................................  325,790   267,159
                                                              -------   -------
  Total Debt................................................  325,790   267,159
Minority Interest(2)........................................    6,089     4,993
Shareholders' Equity........................................   49,801    40,839
                                                              -------   -------
Total capitalization........................................  381,680   312,991
                                                              =======   =======

------------
(1) Includes Money Market Paper and Medium-Term notes as per Balance Sheet position based on the remaining maturities.

(2)  Includes Trust preferred securities.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = $0.82004 (the exchange rate in effect as of December 31, 2006).

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

SUPPLEMENTAL U.S. TAX CONSIDERATIONS

The following is a general description of certain United States federal tax considerations relating to the Notes. It does not purport to be a complete analysis of all tax considerations relating to the Notes. Prospective purchasers of the Notes should consult their tax advisers as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of the United States of acquiring, holding and disposing of the Notes and receiving payments under the Notes. This summary is based upon the law as in effect on the date of this prospectus supplement and is subject to any change in law that may take effect after such date.

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This discussion does not apply to you if you are a member of a class of holders subject to special rules, such as:

+  a dealer in securities,

+ a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

+  a bank,

+  a life insurance company,

+  a tax-exempt organization,

+ a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

+ a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Security and you are :
(i) a citizen or resident of the United States, (ii) a domestic corporation,
(iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

NO STATUTORY, REGULATORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL, OR OTHER TAX LAWS TO YOUR INVESTMENT IN YOUR NOTES.

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                                                                           S- 27

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes as a pre-paid derivative contract in respect of the euro and the terms of the Notes require you and us (in the absence of a statutory, regulatory, administrative or judicial ruling to the contrary) to treat your Notes for all tax purposes in accordance with such characterization. If your Notes are so treated, you should recognize gain or loss upon the sale, call or maturity of your Notes in an amount equal to the difference between the amount realized at such time and your tax basis in the Notes. In general, your tax basis in your Notes would be equal to the price you paid for it. The gain or loss would be ordinary gain or loss unless you make the election described below. Your holding period for your Notes will generally begin on the date after the issue date (i.e., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

In the opinion of our Counsel, Sullivan & Cromwell LLP, it would be reasonable to take the position that you are permitted to elect to treat the gain or loss that you recognize with respect to your Notes as capital gain or loss. More specifically a taxpayer may elect to treat the gain or loss from a "forward contract" with respect to foreign currency as capital gain or loss. It would be reasonable to take the position that the Notes should be treated as a "forward contract" for this purpose. You may make such an election by clearly identifying your Notes as subject to such election in your books and records on the date that you acquire your Notes. If the election is effective, such capital gain or loss will generally be long term capital gain or loss at maturity or if you have held your Notes for more than one year at the time of sale or call. You must further verify your election by attaching a statement to your income tax return which must (i) set forth a description and date of the election, (ii) state that the election was entered into before the close of the date that you acquired your Notes, (iii) describe your Notes and state the date on which the Notes were exercised, sold or exchanged, (iv) state that your Notes were never part of a "straddle" as defined in Section 1092 of the Code and (v) state that all transactions subject to the election are included on the statement. Alternatively, you will be treated as having satisfying the election and verification requirements if you acquire, hold and dispose of your Notes in an account with an unrelated broker or dealer and the following requirements are met: (i) only transactions entered into on or after the date that the account was established may be recorded in the account, (ii) transactions involving the Notes are entered into the account on the date the transactions are entered into and (iii) the broker or dealer provides you with a statement detailing the transactions conducted through the account and includes in such statement the following language: "Each transaction identified in this account is subject to the election set forth in section 988(a)(1)(B)." Your election may not be effective if you do not comply with the election and verification requirements.

Alternative Treatments Alternatively, it is possible that the Notes could be treated as a derivative contract other than a forward contract, in which case which case your Notes would generally be treated in the manner described above, except that it is unclear as to whether or not you would be permitted to make the capital gain election described above.

In addition, it is possible that your Notes could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other term and conditions similar to your Notes. You would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be

--------------------------------------------------------------------------------

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as contingent debt instruments, and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

Treasury Regulations Requiring Disclosure of Reportable Transactions. Treasury regulations require United States taxpayers to report certain transactions ("Reportable Transactions") on Internal Revenue Service Form 8886. An investment in the Notes or a sale of the Notes should generally not be treated as a Reportable Transaction under current law, unless you recognize a foreign currency loss in respect of your Securities that exceeds certain specified thresholds, but it is possible that future legislation, regulations or administrative rulings could cause your investment in the Notes or a sale of the Notes to be treated as a Reportable Transaction. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

Backup Withholding and Information Reporting. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

+ payments of principal and interest on a Security within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

+ the payment of the proceeds from the sale of a Security effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

+  fails to provide an accurate taxpayer identification number,

+ is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

+ in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Security effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Security that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

+ the proceeds are transferred to an account maintained by you in the United States,

+ the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

--------------------------------------------------------------------------------

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

+ the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Security effected at a foreign office of a broker will be subject to information reporting if the broker is:

+  a United States person,

+  a controlled foreign corporation for United States tax purposes,

+ a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

+  a foreign partnership, if at any time during its tax year:

    + one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

    + such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

Non-United States Holders. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

ERISA CONSIDERATIONS

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. The U.S. Department of Labor has issued five prohibited transaction class exemptions ("PTCEs") that may provide exemptive relief for prohibited transactions that may arise from the purchase or holding of the Notes. These exemptions are PTCE 84-14 (for transactions determined by independent qualified professional asset managers), 90-1 (for insurance company pooled separate accounts), 91-38 (for bank collective investment funds), 95-60 (for insurance company general accounts) and 96-23 (for transactions managed by in-house asset managers).
Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code also provide an exemption for the purchase and sale of securities where neither UBS nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of the Plan involved in the transaction and the Plan pays no more and receives no less than "adequate consideration" in connection with the transaction (the "service provider exemption"). Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under PTCE 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23, the service provider exemption or another applicable exemption. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

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                                                                           S- 31

--------------------------------------------------------------------------------

SUPPLEMENTAL PLAN OF DISTRIBUTION

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Securities to securities dealers at a discount from the original issue price of up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on or about the fourth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that we expect the Notes initially to settle in four business days (T + 4), to specify alternative settlement arrangements to prevent a failed settlement.

--------------------------------------------------------------------------------

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

---------------------------------------------

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.........   S-1
Risk Factors..........................  S-11
5-Year Historical EUR/USD Exchange
  Rate................................  S-16
Value of the Securities...............  S-19
Specific Terms of the Securities......  S-20
Use of Proceeds and Hedging...........  S-25
Capitalization of UBS.................  S-26
Where You Can Find More Information...
Supplemental Tax Considerations.......  S-27
ERISA Considerations..................  S-31
Supplemental Plan of Distribution.....  S-32

PROSPECTUS
Introduction..........................     3
Cautionary Note Regarding Forward-
  Looking Information.................     5
Incorporation of Information About UBS
  AG..................................     7
Where You Can Find More Information...     8
Presentation of Financial
  Information.........................     9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its Management
  and Others..........................    10
Capitalization of UBS.................    10
UBS...................................    11
Use of Proceeds.......................    13
Description of Debt Securities We May
  Offer...............................    14
Description of Warrants We May Offer..    36
Legal Ownership and Book-Entry
  Issuance............................    53
Considerations Relating to Indexed
  Securities..........................    59
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency.......    62
U.S. Tax Considerations...............    65
Tax Considerations Under the Laws of
  Switzerland.........................    76
ERISA Considerations..................    78
Plan of Distribution..................    79
Validity of the Securities............    82
Experts...............................    82

AUTOCALLABLE
RETURN
OPTIMIZATION SECURITIES
WITH CONTINGENT
PROTECTION
LINKED TO THE EUR/ USD EXCHANGE RATE

UBS AG $2,215,500 NOTES DUE ON MAY 2, 2008

PROSPECTUS SUPPLEMENT

APRIL 24, 2007
(TO PROSPECTUS DATED MARCH 27, 2006)

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UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.